Exhibit 10.1
CHAMPIONS BIOTECHNOLOGY, INC.
October 25, 2010
Joel Ackerman
Dear Mr. Ackerman:
We are pleased to offer you employment as the Chief Executive Officer of Champions Biotechnology, Inc. (the “Company”). For so long as you serve as an executive officer of the Company, the Company will nominate you as a member of the board of directors of the Company. This offer is contingent upon your signing our Business Protection Agreement, a copy of which is attached hereto, which protects the Company’s intellectual property and good will, among other things. You will be entitled to indemnification by the Company to the fullest extent permitted by law pursuant to the Indemnification Agreement attached hereto.
You will not be entitled to receive any salary or compensation other than the Options described below, will not be entitled to any severance payments and you have elected to waive any employee benefits. Upon the Commencement Date (as defined) below, you will be entitled to receive options to purchase 5,000,000 shares of common stock of the Company on the terms set forth in Schedule A attached hereto.
Upon the closing of the next round of financing of the Company in the aggregate amount of at least $5,000,000, and on the same price and other terms thereof, you will invest in the Company between $250,000 and $500,000 (the “Personal Investment”).
Our employment relationship will not be for any specified duration and it will be terminable at will, which means that either you or the Company may terminate it at any time. To facilitate the Company’s provision of quality service, we expect you to provide at least 30 days’ advance written notice if you decide to resign. If you decide to resign, you agree to resign also from the board of directors of the Company and any subsidiary thereof. Any dispute regarding your employment will be governed solely by the laws of the State of Maryland. You and the Company agree that any action arising out of your employment will be brought in and will be subject to the exclusive jurisdiction and venue of the state courts located in Baltimore, Maryland or the Federal District Court for the Northern District of Maryland.
This letter (including Schedule A attached hereto) contains the entire agreement between you and the Company and supersedes any prior or agreement, understanding or commitment (oral or written) by or on behalf of the Company, except for the Business Protection Agreement and the Indemnification Agreement. The terms of your employment may be amended in the future, but only in writing and signed by both you and by an authorized officer of the Company. We expect that your engagement with us would start on October 26, 2010, or another mutually satisfactory date (such start date, the “Commencement Date”). Within 30 days after the Commencement Date, we will adopt a new stock option plan (the “ISO Plan”) and present it for shareholder approval as soon as practicable thereafter to enable your stock options to be treated as incentive stock options for purposes of U.S. federal tax law, to the fullest extent permitted under applicable law.
We believe you will be a productive member of our team and we hope you will accept our offer. If you wish to do so, please sign this letter and return it to the Company within 10 days after the date of this letter. We look forward to your joining our Company.

Champions, Biotechnology, Inc.
By:	/s/ Mark Schonau, CFO

Agreed and accepted:
/s/ Joel Ackerman
Employee Signature

Date: October 25, 2010

Schedule A to Agreement with Joel Ackerman
Option Terms
•	Number of Options Shares: 5,000,000.

•	Option Term: 10 years.

•	Exercise Price: The market price of the Company’s common stock, which is $0.875 per share. Cashless exercise shall be permitted at your election starting two years after the Commencement Date.

•	Vesting Schedule:
•	2,500,000 options (the “Non-contingent Options”) shall vest monthly over three years, in 36 equal installments, commencing from the Commencement Date.

•	2,500,000 options (the “Contingent Options”) shall vest monthly over three years, in 36 equal installments, commencing from the Commencement Date but subject also to satisfaction of the following conditions during the option term (the “Conditions”):
1)	Closing of one or more financings of the Company in the aggregate amount of at least $5,000,000 (including your Personal Investment and that of Dr. Ronnie Morris).

2)	Bringing in new Company management.

3)	Launching of personalized medicine (oncology) business.

4)	Commencing implementation of Business Plan.

•	Upon satisfaction of all of the Conditions, all Contingent Options that would have vested had the vesting commenced from the Commencement Date shall vest immediately. By way of illustration, if the conditions are satisfied nine months following the Commencement Date, 9/36ths, or 25% of the Contingent Options, shall vest.

•	So long as the Conditions are not satisfied, the Contingent Options shall not be exercisable; if all of the Conditions are not satisfied within the three year vesting period, the Contingent Options shall lapse and terminate.

•	At your request from time to time, the Company shall confirm whether any of the Conditions has been satisfied, as determined in good faith by its Board of Directors.
•	Notwithstanding the foregoing, all options vest and become fully exercisable upon a “Change of Control” (as defined below) or termination of employment without “Cause” (as defined below).
•	The Non-Contingent Options will expire 90 days following termination for Cause or voluntary resignation; the Contingent Options will not be affected by such events, except that vesting shall cease.

•	Grant Date: The options shall be granted upon adoption of the ISO Plan.

•	Tax Treatment: The options will be incentive stock options, to the fullest extent permitted under applicable law.

•	Transferability: The options will be transferable by you to trusts of which you or your family members are beneficiaries to the extent permitted by law.

•	It is understood that at the present time, in view of the Company’s plans for raising capital, the Company may not have sufficient authorized but unissued shares of common stock necessary upon the exercise of the Options. The Company will take such action as may be reasonable and practical, as promptly as practicable and in any event within 90 days of the Commencement Date, to increase the number of authorized but unissued shares of common stock to provide for the shares needed to be issued upon the exercise of the Options (the “Capital Increase”).

•	All shares underlying the options will be registered by the Company with the Securities and Exchange Commission on Form S-8 within 15 days following the effective date of the Capital Increase.
For purposes of this agreement, the following capitalized terms that have the following respective meanings:
“Cause” shall mean any of the following: (i) willful misconduct in the performance of your material duties; (ii) participation in any fraud against the Company; (iii) conviction of, or a plea of “guilty” or “no contest” to, a felony or any crime involving dishonesty; or (iv) intentional damage to any property of the Company of material value.
“Change of Control” shall mean the occurrence of any of the following:

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(a) any “person,” as such term is currently used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (a “person”), other than Dr. David Sidransky, becomes a “beneficial owner” (as such term is currently used in Rule 13d-3 promulgated under the 1934 Act (a “Beneficial Owner”) of 30% or more of the Voting Stock (as defined below) of the Company;
(b) the Board of Directors of the Company adopts any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets;
(c) all or substantially all of the assets or business of the Company are disposed of in any one or more transactions pursuant to a sale, merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such sale, merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, more than fifty percent (50%) of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company);
(d) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, fifty percent (50%) or less of the Voting Stock of the combined company; or
(e) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company.
“Voting Stock” of any entity shall mean the issued and outstanding share capital or other securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the members of the board of directors (or members of a similar managerial body if such entity has no board of directors) of such entity.
“Continuing Director” means a director who either was a director of the Company on the Commencement Date or who became a director of the Company subsequent thereto and whose election, or nomination for election by the Company’s shareholders, was approved by a majority of the Continuing Directors then on the Board of Directors of the Company.

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